Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: David Garrison
Website: http://www.arthrt.com	(978) 345-5000

May 22, 2006

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

ANNOUNCES RESULTS OF ANNUAL MEETING

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) reported today that at its Annual Meeting of Shareholders held on May 19, 2006, the Board’s nominees for director, Mr. E.P. Marinos and Dr. Julius Tabin were reelected to a three year term as directors of the Company.

In other business, shareholders ratified the appointment of Carlin, Charron & Rosen LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

In addition to its proprietary SAECG software used in the detection of potentially lethal heart arrhythmias, the Company, through its wholly owned subsidiary Micron Products Inc., produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes. Micron’s New England Molders division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.

For more information please check our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005.